Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent, to the use in the Prospectus constituting a part of this Registration Statement, our auditor’s report dated October 15, 2020, except for Note 28 as to which the date is January 15, 2021, with respect to the consolidated financial statements of MedMen Enterprises Inc. and its subsidiaries as at June 27, 2020 and June 29, 2019 and for each of the years then ended, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ MNP LLP

Chartered Professional Accountants

July 16, 2021

Calgary, Canada